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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MEDIQUIK SERVICES, INC.

       (PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)

                                   ARTICLE I

The name of the Corporation is MediQuik Services, Inc.

                                   ARTICLE II

Article I of the Corporation's Certificate of Incorporation is amended to read as follows in its entirety:

                 The name of the corporation is SureCare, Inc.

                                  ARTICLE III

Resolutions of the Board of Directors of the Corporation declaring such amendment to be advisable and directing that such amendment be submitted to the Corporation's stockholders at the next annual meeting were adopted by the Corporation's Board of Directors.

                                   ARTICLE IV

Thereafter, in accordance with the resolutions adopted by the Board of Directors, the foregoing amendment was submitted to the stockholders of the Corporation on May 29, 2002, and approved by the holders of the number of shares of stock required by Section 242 of the Delaware General Corporation Law.


MEDIQUIK SERVICES, INC.


/s/ Robert Teague
----------------------------------
Chairman of the Board of Directors
Chief Executive Officer